93-281281
D

FILED

APR 13 93 2 0 1 2 9 6

SECRETARY OF STATE

ARTICLES OF SHARE EXCHANGE
SOLIGEN TECHNOLOGIES, INC.

1. The Plan of Share Exchange adopted by the unanimous written consent of all of the members of Soligen Technologies, Inc. ("Soligen") Board of Directors is attached hereto as Attachment 1 and is incorporated by reference herein.

2. Approval of the Soligen shareholders is not required.

3. The effective date of these Articles of Share Exchange is the 13th day of April, 1993.

Dated April 13, 1993.

By: [signature]

Title: PRESIDENT

279650.

PLAN OF SHARE EXCHANGE

Pursuant to Wyo. Stat. § 17-16-821, the undersigned, being all of the members of the Board of Directors of Soligen Technologies, Inc. hereby approve and adopt the following Plan of Share of Exchange by unanimous written consent without a meeting.

1. The name of the corporation acquiring the shares is Soligen Technologies, Inc., a Wyoming corporation ("Soligen-Wyo.").

2. The name of the corporation whose shares will be acquired is Soligen, Inc., a Delaware corporation ("Soligen-Del.").

3. Based upon certain mutual representations, warranties and covenants, the terms and conditions of the exchange are as follows:

   A. All of the Soligen-Del. shareholders (collectively "Shareholders") shall surrender all, and not less than all, of the 10,527 issued and outstanding shares in the capital of Soligen-Del.

   B. In exchange for all of the issued and outstanding shares in the capital of Soligen-Del., up to 13,000,000, but not less than 12,000,000, fully paid and non-assessable common shares without par value, or such number of shares as may be agreed upon by the parties, shall be issued to Shareholders pursuant to the terms of a Share Exchange Agreement dated November 4, 1992, as amended.

   C. Upon Soligen-Wyo.'s receipt of all of the Soligen-Del. shares, Soligen-Wyo. shall issue up to 13,000,000, but not less than 12,000,000, common shares without par value, or such number of shares as may be agreed upon by the parties, and such shares shall be fully paid and nonassessable.

4. The manner and basis of the exchange shall be approximately twelve hundred (1,200) to thirteen hundred (1,300) shares of Soligen-Wyo. for each one share of Soligen-Del. Pursuant to the Share Exchange Agreement, Soligen-Wyo. entered into a loan agreement pursuant to which Soligen-Wyo. advanced $620,000 to Soligen-Del. No other obligations, securities, cash or other property of Soligen-Wyo or any other corporation shall be exchanged.

IN WITNESS WHEREOF, the undersigned members of the Board of Directors have executed this unanimous written consent as of this 13th day of April, 1993.

Daryl J. Yea, Director

Harvey Lim, Director

Fraser Martin, Director

279648.